                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 14, 2001
         --------------------------------------------------------------

                              HANOVER DIRECT, INC.
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-12082
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

             DELAWARE                                       13-0853260
-----------------------------------                -----------------------------
   (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
         OF INCORPORATION)                            IDENTIFICATION NUMBER)

       1500 HARBOR BOULEVARD
       WEEHAWKEN, NEW JERSEY                                   07087
-----------------------------------                       --------------
       (ADDRESS OF PRINCIPAL                                (ZIP CODE)
        EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                               -------------------


--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9.  REGULATION FD DISCLOSURE.

        Hanover Direct, Inc. (the "Company") held a conference call on Tuesday, August 14, 2001 at 11:00 a.m. Eastern Time to review the Fiscal 2001 first half operating results with participants. The following is an unofficial transcript of the conference call:

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Hanover Direct second quarter earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you will be invited to participate in the question and answer session. At that time, if you have a question, you will need to press the one, followed by the four, on your telephone. As a reminder, this conference is being recorded Tuesday, August 14th, 2001.

I would now like to turn the conference over to Mr. Brian Harriss, Chief Financial Officer with Hanover Direct. Please go ahead, sir.

Brian Harriss: Thank you very much. Good morning, ladies and gentlemen. It's a pleasure to welcome you to the Hanover Direct, Inc. conference call to review the results of and for the 13 and the 26 weeks ending June 30th, 2001. I'm Brian Harriss, Executive Vice President and Chief Financial Officer of Hanover Direct. I'm also joined today by Tom Shull, our President and Chief Executive Officer.

Today, we will review results for the first half of this year, and then we will open the floor for a question and answer period. But before we start our review, I would like to turn the meeting over briefly to Sarah Hewitt of the law firm of Brown Raysman Millstein Felder & Steiner LLP to read a short SEC statement about the safe harbor language that pertains to this call. Sarah? Is Sarah on the call? OK.

I'll briefly summarize that the provisions of the Safe Harbor Act cover this call. It may contain forward-looking statements. The Company will advise as to the nature of these forward-looking statements, which must be taken in the context of cautionary statements. This call will be transcripted and posted on our website and will be filed with the SEC under an 8-K form.

Let me begin my review of our results. In the second quarter, the Company had net revenues of $133.5 million. This was a decrease of $9.9 million, or about 7 percent, compared to the second quarter of last year. The decrease was primarily due to the closure of the DKG, Kitchen & Home, and Turiya catalogs, which were in our base last year, and also demand shortfalls during the second quarter in the Domestications brand, which was off 13 percent in the second quarter versus last year.

Total customers who purchased from the Company during the most recent 12 months ended June 30th was 2.8 million, as compared with 2.7 million during the 12 months that ended the preceding mid-year, which was June 24th, 2000. We circulated approximately 57 million catalogs during this period, versus approximately 52 million catalogs during the 2000 comparable period.

The Company reported net earnings of $12.7 million, or $.04 cents per share, on earnings less preferred stock dividends and accretion, for the 13 weeks ended June 30th, compared with a net loss of $(13.7) million, or $(.06) per share, in the comparable period last year. This was a $26.4 million increase in net earnings and was due to a number of factors: the gain on the sale of the Improvements business to HSN completed at the end of the second quarter; the gain on the sale of the Kindig Lane warehouse facility in Hanover, Pennsylvania; decreased cost of sales and operating expenses; and decreased general and administrative expenses; which were offset partially by lower net revenues; and special charges associated with our Company's ongoing strategic business realignment program.

In the second quarter of this year, an additional $5 million of special charges were recorded in our accounts. This consisted primarily of additional charges related to the exit of the Maumelle, Arkansas, warehouse facility and the Kindig Lane warehouse building in Hanover, Pennsylvania, including an additional write-down for the impairment of the remaining assets that were in those facilities, and severance costs related to the elimination of positions at the warehouse facility in Hanover, Pennsylvania at Kindig Lane. Additionally, we had a modest provision for ongoing severance related to elimination of 32 more FTE, or full-time equivalent, positions across other divisions of the business.

The gain on the sale of the Improvements business contributed a net gain, after selling expenses and contingencies, of $22.8 million in the second quarter. In addition to that, the sale of the Kindig Lane warehouse facility in Hanover, Pennsylvania contributed a gain of $1.5 million in the quarter.

Turning to the full half-year results for the first half of 2001, our net revenues increased $4.2 million, or 1.6 percent, to $278 million, compared to the figure of $274 million last year. This increase in the half-year of 2001 was primarily due to improved demand in the Silhouettes, Improvements and The Company Store brands. For this period, the number of customers who made purchases in the past 12 months totaled 2.8 million as compared to 2.7 million in the previous 12 months. For the half-year, we circulated approximately 119 million catalogs, compared to 101 million during the 2000 period.

If we look at our core businesses during this period, Domestications, Improvements, Silhouettes, and The Company Store, they were up 15.9 percent over the prior year in the first quarter of this year, and up 3.1 percent over 2000 in the second quarter. As I said above, Domestications had a decline in sales of 13 percent in the second quarter, but in the second quarter, The Company Store, Silhouettes and Improvements all had percent sales gains versus last year in the teens.

For the half-year 2001, these four units were up about 9 percent as a group. And remember, this is the group that on January 5th, we said that we would focus our ongoing and future activities against.

The second quarter 2001 sales results were very positive when compared to our competition. However, we feel they represent a trend that we should reasonably forecast for the balance of the year. Additionally, we will not have the Improvements business in our results in the second half of this year. They'll fall out of our base, and, in the ongoing reports, we will factor that into our comparisons.

As I said, this sales trend in the second quarter has influenced our outlook for the remainder of the year, and I'll comment on our views towards the balance of the year at the end of my report.

Again, turning to the half-year results in terms of earnings, we reported net earnings in the first half of 2001 of $5.1 million, compared to a net loss of $(27.1) million last year. Again, the explanations for this improvement of $32.2 million are generally the same as those for the improvement in the second quarter results. That is: the gain on the sale of the Improvements business; the gain on the sale of the warehouse in Hanover, Pennsylvania at Kindig Lane; decreased cost of sales and operating expenses, and decreased levels of expenditures in general and administrative areas; partially offset by higher selling expenses and the special charges related to the business that we took after the special charges that were announced on January 5th.

In total, those special charges for the first half of the year are $6.1 million. I mentioned the $5 million taken in the second quarter. We had previously announced in the first quarter a $1.1 million charge, that consisted primarily of the elimination of an additional 46 full-time equivalent positions across divisions of the business.

This completes my quantitative review, so to speak, which is presented in much greater detail in the 10-Q that we filed last night with the SEC and is available over the Internet from various sources, or through the SEC. But I believe that it would be helpful at this point to also summarize the actions that have been taken in the first half of this year as they relate to the Company's strategic business realignment that we announced on January 5th of this year.

First, we have focused the management of the business against our core catalog businesses, and within those, Silhouettes, Improvements, The Company Store, and Domestications, while, at the same time, dramatically reducing the cost and scale of the erizon operation.

We have refocused the concentration on our core brands, and also we sold Improvements, which had been a core brand on January 5th. However, the Company received a very attractive valuation for that business from HSN and determined that it was in the interest of our shareholders to realize that value and sold the Improvements business at the end of the second quarter.

We closed the Always In Style business.

We terminated the marketing agreement with the Compagnie de la Chine.

We eliminated under-performing catalogs -- Turiya, Kitchen & Home, and Domestications Kitchen and Garden.

We suspended in the second quarter of this year, the prospecting catalog, Encore. We have not eliminated that catalog; we've suspended activities, and, for the time being, we are devoting the cashflow that would go into delivering that catalog to our core catalogs.

We terminated low-volume and unprofitable third-party Keystone contracts.

We ceased the Desius joint venture with India.

We canceled The Shopper's Edge program, and, in its place, instituted a new upsell partnership with the MemberWorks organization.

To date, we have closed two distribution facilities, and consolidated our fulfillment operations into our Roanoke and La Crosse, Wisconsin, facilities. We have sold one of the facilities, the Kindig Lane facility in Hanover, Pennsylvania and with the proceeds of that sale, we reduced our debt with Congress.

We also instituted a rigorous cost-reduction program, which to date has eliminated 470 full-time equivalent positions across the Company, including 47 positions that were at the Vice President or above level.

We restructured a key executive compensation program that's had the effect of reducing potential costs under that program by approximately $16 million, or more than half.

We closed some under-performing retail discount outlets.

We reduced and reorganized the top management team to cut costs and streamline the decision-making process.

We instituted a host of operating improvement programs that have, as their goal, the reduction of freight costs, postage expenses, and long-distance telephone charges.

We reduced brand expenses, including payroll and unneeded advertising and prospecting activities.

We fine-tuned the customer service levels to competitors' levels and reduced our telephone talk time and customer service costs.

We launched a review of the distribution center operations to potentially maximize ongoing productivity across our infrastructure in the future.

In a variety of advisory areas, we either eliminated or renegotiated our agreements with service suppliers to reduce our advisory fees.

And finally, we strengthened our balance sheet. I believe, if you look at the 10-Q for the period just reported, you'll see a lower level of accounts payable, debt, and accrued liabilities reported at mid-year when compared to year-end 2000.

We continue to explore asset sales, including the previously announced potential sale of the Gump's and International Male operations. Additionally, we disclosed in the second quarter that we have received some unsolicited interest in the Silhouettes business, which to date is a core business, but, in the same fashion of Improvements, should something develop that provided value to our shareholders, we would pursue that opportunity.

Finally, I'd like to comment on the prospects over the balance of the year. On our last two calls, I've discussed our EBITDA target for the year 2001, and on both of those previous calls, I held to a figure in the $15 million range. Currently, the Company is maintaining that $15 million figure However, it is qualified that that $15 million figure will include the full results of the first half of this year that we've reported, which includes the gain on asset sales of the Kindig and Improvements business, offset by the additional restructuring provisions that were taken.

However, this $15 million forecast for the year does not include any assumptions involving any potential future asset sales or further restructuring opportunities that the Company may pursue in the second half of this year. The biggest reason for the change in the underlying composition of the $15 million relates to operating EBITDA from the sales targets that we see for the balance of the year versus what we had forecast earlier in the year. We feel it is prudent to project the current sales environment that we experienced in the second quarter of this year to continue over the balance of the year. This would broadly reflect year-on-year sales performance that is flat for the second half versus last year, and that's below the average activity that we certainly reported in the first quarter of this year, where sales were up versus last year, and which we had previously used as the assumptions for the balance of the year.

While we believe our top line results are favorable, particularly when compared to either catalog companies or general merchants in the retail sector, we now project that our full-year results will be below the initial targets we had set when we entered the year. We believe we'll broadly track with the overall market, which is flat year-on-year versus 2000. However, we continue to believe that our performance in this environment will be positive when it is compared to peer group companies, either in the catalog segment or in the general retailing segment for comparable goods.

That ends my comments. I'll now open the floor to questions for either Tom Shull or myself. Thank you very much. Will you please open the floor for questions?

Operator: Thank you. Ladies and gentlemen, if you wish to register a question for today's question and answer session, you will need to press the one, followed by the four, on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the one, followed by the three. If you are on a speakerphone, please pick up your handset before entering your request. One moment, please, for the first question.

Our first question comes from Kyle Krueger with Apollo Capital. Please go ahead with your questions.

Kyle Krueger: Good morning. Brian, where was the- it looks like catalog mailings were up just under 10 percent, revenues down a little bit. You're saying that most of the shortfall was Domestications and the sale of some books. Where was the shortfall in demand at Domestications?

B. Harriss: You mean in terms of product?

K. Krueger: Yeah. I mean, what was the nature of the shortfall? I mean, was it lower tickets, was it lower fill rates? I mean, can you go into some more detail about that?

B. Harriss: Yeah, versus our assumptions that basically --just for the lower demand than we had forecast per order.

K. Krueger: Uh-huh. Yeah, OK. And what kind-- have you made an adjustment there?

B. Harriss: Well, as I said, our balance of the year forecast reflects a flat trend for the balance of the year, versus the growth that we had originally planned for the business.

K. Krueger: Uh-huh. Because it looks like the-- most of the other core books are doing extremely well.

Tom Shull: Kyle, this is Tom. We are also looking at a series of initiatives to improve service levels, because the fill rates were down relative to last year, so we have a very aggressive plan, under the new President there, Farley Nachemin, we announced, as well as the new head of Home Brands, Jeff Potts. They are leading the effort to revamp the catalog, and I'm very pleased with the initial response to those initiatives, including, by the way, strengthening the content and also the creative content, because we've gotten a little stale, we think, relative to our competitors, so we have a very aggressive plan to improve the catalog and strengthen the offering.

K. Krueger: Yeah, OK. Are you-- is Keystone still doing the fulfillment for Sony Playstation?

B. Harriss: Yes, it is.

K. Krueger: OK, and you do the cartridges with that, too?

B. Harriss: Yes.

K. Krueger: Yeah, OK. It looks like we're on the verge of a pretty big product cycle there; don't know how much you'll benefit from that, but it seems like it won't hurt. And can you go into some more detail about the transaction bonus letters with management? Kind of an unusual-- an unusual thing to see in a management agreement. Can you provide some elaboration there?

T. Shull: As we discussed just a few minutes ago, Kyle, this is Tom again -- when we redid the Executive-- the Key Executive Compensation Plan, it did end up reducing significantly the potential compensation to key executives, and actually the value of that, as Brian suggested, was $16 million. As an offset to that, we wanted to properly incentivize key management for certain asset sales that would effectively potentially diminish their roles and responsibilities, but is the right thing for shareholders, and so we wanted to incentivize them through transaction bonuses-- were it to occur, that would enable us to focus primarily on the Home Brands.

K. Krueger: Right, OK. Can you go-- I mean, what level are the bonuses? What are the milestones? What are the conditions? Can you go into any of that?

B. Harriss: I think the documents are public record, Kyle. They-- the-- the bonuses relate to anything that would involve a Change of Control, which is a defined term under the plans, and that was the plan that was reduced to generate the $16 million of savings that I referred to earlier, so basically the Company would have to have a Change of Control in over 50 percent of the business for that to be triggered.

K. Krueger: OK, OK, so it's not just the sale of a division, like Gump's? That doesn't apply.

T. Shull: Well, let me explain. Kyle, this is Tom. In the case of Improvements, for example, we did give the outgoing executive, Ken Ellingsen, a transaction bonus. Obviously we wanted to incentivize him to complete the HSN transaction. It's a very positive thing for him and for the Company, and he was obviously feeling appropriately incentivized to get that deal done. And also, we are, as part of this, negotiating back end agreements to do the fulfillment, so clearly in the case of executives that are moving on to other companies where we will continue to have fulfillment contracts, we want them to be--to feel strongly about the continued involvement with Hanover and properly incentivized to do the right thing for our shareholders.

K. Krueger: OK, great. Thanks.

Operator: Our next question comes from David Smith with Smith Capital. Please go ahead.

David Smith: Brian, how are you doing?

B. Harriss: Hi, David.

D. Smith: A couple of questions. First of all, on the Richemont debt, which has been avoided, is that an all-or-nothing redemption, or can that be redeemed piecemeal?

B. Harriss: Well, it's not a debt; you mean the preferred?

D. Smith: The preferred; I'm sorry.

B. Harriss: Yes. The Company can redeem at its option.

D. Smith: Redeem it at its option, by $5 or $10 million tranches?

B. Harriss: Yes.

D. Smith: I guess the next question that follows then, why would you not be taking the 15 percent debt down, as opposed to taking the 9 percent, you know, in small tranches?

B. Harriss: Well, two reasons. One, there was a requirement under the Congress agreement, because they're a secured lender, for use of funds on asset sales to be applied to portions of the secured line, and secondly, the Company kept-- kept the balance of the cash for working capital to improve the balance sheet of the business.

D. Smith: OK, I know it's a standard answer.

B. Harriss: No, it's an honest answer, David. It's what we did.

D. Smith: No, I know. I guess the question is, you know, this thing is eating alive into the system here at 15 percent, and it would seem to me that would be targeted as a priority, and you probably have it targeted as a priority, it's just we haven't seen the results of it as yet.

The next would be in the asset sale area, the strategic plan implementation, I believe the time factor of six months was kind of in the area in which you thought things would be accomplished. The question is, are you still in the process of the asset sales, or is it still-- can you give us an idea of where you stand in those, in accomplishing the asset sales that were suggested to happen?

B. Harriss: We continue to be in discussions with interested parties. I think that's the extent of which I can state at this time.

T. Shull: We will say that we have a very strong interest from a broad range of qualified buyers, so from that standpoint, we are very encouraged.

D. Smith: All right, you said that before, too, about three or four months ago, and I was just wondering is-- has the status quo not changed since then, or are we further down the line, or-- I mean, just a feeling that four to five months is sort of a long time. I know it's a tough environment, but it's also a relatively long time, and I also know it's tough to do asset sales, because of the meticulous works that goes with it, rather than stock sales.

B. Harriss: I mean, I think you hit the nail on the head; you answered your own question, David. I mean, if you look across all of Wall Street, transactions are tougher to do and it's a buyer's market and I think we're caught in that same economic environment, and clearly what we want to make sure is that anything we do is in the interest of our shareholders.

T. Shull: We are much further along, but obviously we do not have a disclosable event, and, until we do, and, obviously, as soon as we do, you'll be the first to know.

D. Smith: I understand. That's what I wanted to hear -- you're further along. I understand the disclosable event and what you have characterized as a disclosable event is a definitive agreement.

B. Harriss: Remember, we're not saying that there will be a disclosable event.

D. Smith: I didn't say that. I know. I agree. I wasn't taking into that; I just wanted a comfort level that things were progressing down the line and the Company's attitude towards that had not changed and apparently with the transaction bonus and what you're saying is, it certainly hasn't.

That's about it for me. Thank you.

B. Harriss: OK.

T. Shull: Thank you.

Operator: Our next question comes from Jack Mosinger with Mark Limp Footwear. Please go ahead with your questions.

Jack Mosinger: Hi all. Have any of the key vendors or suppliers reduced or withdrawn trade credit or changed credit terms?

B. Harriss: At this time, over the first half of the year, we had one vendor that changed their relationship with us, but that's it.

J. Mosinger: I see. And do any of the key vendors have a secured position?

B. Harriss: No.

J. Mosinger: And how is the Company defining a key vendor? And what percent of the Company's shipments do they supply?

B. Harriss: We don't have a hurdle for that. We-- we-- certainly the top 100 people that do business with the Company, we report internally on. So the cut-off would be somewhere below 100.

J. Mosinger: I got ya. Is the Company in compliance with all the loan covenants, and if not, which ones are out of compliance?

B. Harriss: We're in compliance with all of the loan covenants, with the exception of a net worth covenant on the 7 1/2% Convertible Subordinated Debentures, which we are curing with a redemption of those securities under the Trust Agreement.

J. Mosinger: OK. Do you have a-- you've announced before, you have a $15 million EBITDA goal. Is that broken down by quarters, and, if so, what are the third and fourth quarter goals?

B. Harriss: No, it's not broken down quarters.

J. Mosinger: OK. And do you have much access to additional venture capital?

B. Harriss: Venture capital?

J. Mosinger: Or--

B. Harriss: We have no discussions with VC firms at this time.

J. Mosinger: OK. That's it for me. Thank you.

Operator: Ladies and gentlemen, if there are any additional questions, please press the one, followed by the four at this time. Bill Finkelstein with Mark Boyar, please go ahead with your question.

Bill Finkelstein: Good morning. It's a very small amount, but it seems as if Treasury stock increased during the quarter and on the follow-up, in terms of the use of any kind of cashflow that's generated, could you describe a general policy in terms of buying back stock versus redemption of the Richemont preferred?

B. Harriss: Yeah, and that related to retirement of options. The Company is not using, nor at this time projects using, cash to buy common stock. In any event, to be able to do that, we'd have to get a waiver under our agreement with Congress.

B. Finkelstein: Thank you.

Operator: Ladies and gentlemen, if there are any additional questions, please press the one, followed by the four at this time. I'm showing no further questions at this time. Please proceed with your presentation or any closing remarks.

B. Harriss: We don't have any closing remarks. Tom, do you have any closing remarks?

T. Shull: I want to thank all of you for participating, and we really appreciate all of your support. We continue to make, as you can see from Brian's remarks, considerable progress against our goals. We still have a lot to do in terms of restructuring the business so we can focus on our core brands, but we are certainly on track with our intended plan and feel very confident that we can fulfill our commitment to you to complete it.

B. Harriss: Thank you, everyone, and we look forward to talking to you in the future.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your lines.


The conference call ended at 11:30 a.m. Eastern Time.

 ................................................................................

A re-play of the conference will be available until 11:59 p.m. Eastern Time on August 15, 2001 and can be accessed by calling 800-633-8284 (domestic) and 858-812-6440 (International) and entering the Code #: 19480756.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     HANOVER DIRECT, INC.
                                     -----------------------------------------
                                                   (Registrant)

August 15, 2001                      By:    s/s Brian C. Harriss
                                     -----------------------------------------
                                     Name:  Brian C. Harriss
                                     Title: Executive Vice President and
                                            Chief Financial Officer